STATE STREET MUTUAL FUNDS
AMENDED AND RESTATED
FUND OF FUNDS INVESTMENT AGREEMENT
This Amended and Restated Fund of Funds Investment Agreement (this “Agreement”), dated as of July __, 2025 (the “Effective Date”), is made by and among the Diamond Hill Securitized Credit Fund (“DHSC”) and Diamond Hill Funds, on behalf of each of its series listed on Schedule A, severally and not jointly (each of DHSC and each series of the Diamond Hill Funds, an “Acquiring Fund”), and State Street Navigator Securities Lending Trust (the “State Street Trust”), on behalf of its series State Street Navigator Securities Lending Portfolio I (the “Acquired Fund” and together with the Acquiring Funds, the “Funds”).
WHEREAS, the Diamond Hill Funds and State Street Navigator Securities Lending Trust entered into a Fund of Funds Investment Agreement dated January 19, 2022.
WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies and Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;
WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and
WHEREAS, the Acquiring Funds may, from time to time, invest in shares of the Acquired Fund in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;
NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Fund in reliance on the Rule.
1.Terms of Investment
(a) In order to help reasonably address the risk of undue influence on the Acquired Fund by the Acquiring Funds, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, the Acquiring Funds and the Acquired Fund agree as follows:
(i) In-kind redemptions. Each Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, the Acquired Fund in its sole discretion may honor any redemption

Information Classification: General

request to execute the Acquiring Fund’s transaction partially or wholly in-kind. In the event that the Acquired Fund honors a redemption request partially or wholly in-kind, the Acquired Fund shall distribute a pro-rata portion of each portfolio security, unless the relevant Acquiring Fund and the Acquired Fund jointly agree to a different selection of portfolio securities to distribute in-kind.
(ii) Scale of investment. Upon a reasonable request by the Acquired Fund, each Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund. The Acquired Fund acknowledges and agrees that any information provided pursuant to the foregoing is not a commitment to purchase and constitutes an estimate that may differ materially from the amount, timing and manner in which a purchase order is submitted, if any.
(b) In order to assist each Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in the Acquired Fund, the Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.
(c) The agreements contained in paragraphs 1(a)(ii) and 1(b) apply only with respect to an investment by an Acquiring Fund in the Acquired Fund that exceeds the limits in Section 12(d)(1)(A)(i) of the 1940 Act. Notwithstanding anything to the contrary in this Agreement, until August 29, 2025, each Acquiring Fund listed on Schedule A on the Effective Date is prohibited from making an initial acquisition of shares of any Acquired Fund in excess of the Section 12(d)(1)(A)(i) limits of the 1940 Act.
Covenants of the Acquired Fund
(a) In connection with any investment by any Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquired Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify an Acquiring Fund if the Acquired Fund fails to comply with the Rule with respect to an investment by such Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.
(b) The Acquired Fund agrees that any information regarding planned purchases or redemptions of shares of the Acquired Fund provided pursuant to Section 1 will be treated confidentially, used solely for the purposes of this Agreement, and will not be disclosed to any third party without the prior consent of each Acquiring Fund, except for directors/trustees, officers, employees, accountants, legal counsel, investment advisers and other advisers of the Acquired Fund and its affiliates on a need-to-know basis and solely for the purposes of this Agreement.
3.Covenants of the Acquiring Funds.

Information Classification: General

(a) In connection with any investment by an Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Fund; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if it fails to comply with the Rule with respect to its investment in the Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.
(b) Any of the provisions of this Agreement notwithstanding, each Acquiring Fund represents and warrants to the Acquired Fund that it operates, and will continue to operate, in compliance with the 1940 Act, and the SEC’s rules and regulations thereunder. Each Acquiring Fund agrees that the Acquired Fund is entitled to rely on the representations contained in this Agreement and that the Acquired Fund has no independent duty to monitor any Acquiring Fund’s or its investment adviser’s or, if applicable, its subadviser’s compliance with this Agreement, the 1940 Act, or the SEC’s rules and regulations thereunder.
(c) Each Acquiring Fund shall provide the Acquired Fund with information regarding the amount of such Acquiring Fund’s investments in the Acquired Fund upon the Acquired Fund’s reasonable request.
(d) Notwithstanding anything herein to the contrary, to the extent any Acquiring Fund, any investment adviser to any Acquiring Fund or, if applicable, any subadviser to any Acquiring Fund has an “affiliated person” (as defined under the 1940 Act) that is: (i) a broker-dealer, (ii) a broker-dealer or bank that borrows as part of a securities lending program, or (iii) a futures commission merchant or a swap dealer, such Acquiring Fund will: (a) not make an investment in the Acquired Fund that causes the Acquiring Fund to hold 5% or more of the Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund, and (b) notify the Acquired Fund if any investment by the Acquiring Fund that complied with (a) at the time of purchase no longer complies.
4.Notices
All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

Information Classification: General

If to any Acquiring Fund:	If to the Acquired Fund:
Diamond Hill Capital Management, Inc. Attn: Fund Administration 325 John H. McConnell Blvd., Suite 200 Columbus, OH 43215 jroach@diamond-hill.com
State Street Global Advisors
One Iron Street
Boston, MA 02210
Attn: Global Funds Management
Email: NewFoFRule@SSGA.com

With a copy to:
State Street Global Advisors
One Iron Street
Boston, MA 02210
Attn: Legal Department
Email: NewFoFRule@SSGA.com

5.Term and Termination; Assignment; Amendment
(a) This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated.
(b) This Agreement shall continue until terminated in writing: (i) by either party upon sixty (60) days’ notice to the other party; or (ii) in the event of a material breach of this Agreement, upon written notice to the breaching party, which may be given in the sole discretion of the non-breaching party. Upon termination of this Agreement, each Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.
(c) This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other. Any purported assignment of rights in violation of this Section is void.
(d) This Agreement may be amended only by a writing that is signed by each affected party.
(e) In any action involving any Acquiring Fund under this Agreement, the Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any of the other Acquiring Funds.
(f) In any action involving the Acquired Fund under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any of the other Acquired Funds.

Information Classification: General

(g) The Acquiring Funds and the Acquired Fund may file a copy of this Agreement with the SEC or any other regulatory body if required by applicable law.
6.Indemnification

(a) Each Fund (an “Indemnifying Fund”), severally and not jointly, agrees to hold harmless, indemnify and defend each other Fund (an “Indemnitee Fund”), including any principals, directors or trustees, officers, employees and agents (“Agents”) of the Indemnitee Fund, against and from any and all losses, costs, expenses and liabilities incurred by or claims or actions (“Claims”) asserted against the Indemnitee Fund, including any of its Agents, to the extent such Claims result from a violation of any provision of this Agreement by the Indemnifying Fund or its Agents or result from any willful misfeasance, bad faith, reckless disregard or gross negligence of the Indemnifying Fund or its Agents in the performance of any of its duties or obligations hereunder. Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims. Notwithstanding the foregoing, the Indemnifying Fund shall not be responsible for any Claim against the Indemnitee Fund or its Agents to the extent such Claim results from a violation of any provision of this Agreement by the Indemnitee Fund or its Agents or results from any willful misfeasance, bad faith, reckless disregard or gross negligence of the Indemnitee Fund or its Agents in the performance of any of its duties or obligations hereunder. This Section shall survive any termination of this Agreement.
(b) Any liability pursuant to the forgoing provision shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the individual Acquiring Fund(s) or Acquired Fund(s) that is/are involved in the matter in controversy and not to any other Acquiring Fund or Acquired Fund.
7.Additional Funds

In the event that Diamond Hill Capital Management, Inc. (“Diamond Hill”) wishes to include one or more series in addition to those set forth on Schedule A (each such series a “New Fund”), Diamond Hill shall so notify the Acquired Fund in writing, and, upon written agreement, each New Fund shall hereunder become an Acquiring Fund and Schedule A shall be amended accordingly.
8.Severability

If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.
9.Governing Law

(a) This Agreement shall be construed in accordance with the laws of the State of organization of such Acquired Fund.

Information Classification: General

(b) In the case of the Acquired Fund, a copy of the Declaration of Trust of the State Street Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent or shareholder of the Acquired Fund shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of the Acquired Fund.
10.Consequential Damages

Under no circumstances will any party to this Agreement be liable to any person, including without limitation any other party to this Agreement, for any special, indirect or consequential loss or damages resulting from any act or failure to act in accordance with the provision of this Agreement, even if such party had been advised of the possibility of such loss or damages.

11.Entire Agreement

(a) This Agreement contains the entire understanding and agreement of the parties. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same document.
(b) The execution of this Agreement shall be deemed to constitute the termination as of the Effective Date of any and all prior agreements between any Acquiring Fund and the Acquired Fund that relates to the investment by any Acquiring Fund in any Acquired Fund in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to permit investments beyond the statutory limits of Section 12(d)(1)(A) and (B) of the 1940 Act (the “Prior Section 12 Agreements”). The parties hereby waive any notice provisions, conditions to termination, or matters otherwise required to terminate such Prior Section 12 Agreements.

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Information Classification: General

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.
STATE STREET NAVIGATOR SECURITIES LENDING TRUST
(on behalf of it series State Street Navigator Securities Lending Portfolio I)

By:     _________________________
Name: _________________________
Title:      __________________________

DIAMOND HILL FUNDS

By:     _________________________
Name: Thomas E. Line
Title: President

DIAMOND HILL SECURITIZED CREDIT FUND

By:     _________________________
Name: Jo Ann Quinif
Title: President

Information Classification: General

SCHEDULE A
List of Acquiring Fund(s) to Which the Agreement Applies

Acquiring Funds
Diamond Hill Securitized Credit Fund (added on 7/23/25)

Diamond Hill Funds, its series being:

Diamond Hill Small Cap Fund (added on 1/19/22)
Diamond Hill Small-Mid Cap Fund (added on 1/19/22)
Diamond Hill Mid Cap Fund (added on 1/19/22)
Diamond Hill Large Cap Fund (added on 1/19/22)
Diamond Hill Large Cap Concentrated Fund* (added on 1/19/22)
Diamond Hill Select Fund (formerly Diamond Hill All Cap Select Fund) (added on 1/19/22)
Diamond Hill Long-Short Fund (added on 1/19/22)
Diamond Hill International Fund (added on 1/19/22)
Diamond Hill Core Bond Fund (added on 1/19/22)
Diamond Hill Short Duration Securitized Bond Fund (added on 1/19/22)
Diamond Hill Core Plus Bond Fund (added on 7/23/25)
Diamond Hill Securitized Total Return Fund (added on 7/23/25)

*Diamond Hill Large Cap Concentrated Fund (“Mutual Fund”) will convert to the Diamond Hill Large Cap Concentrated ETF (“ETF”) on 9/26/25. The ETF has the same investment objective and strategy, tax identification and fiscal year-end as the Fund. As a result of the conversion, no additional evaluations or findings were conducted on the ETF by the Acquired Fund.

Information Classification: General